Exhibit 99.3

O C T O B E R 2 2, 2 0 0 3 T H I R D Q U A R T E R 2 0 0 3 Financial results

3Q03 and YTD 2003 Significant improvement in performance from last year Lower risk in commercial credit and private equity Strong earnings rebound Drivers: fixed income, mortgage revenues, commercial credit YTD results include unusual benefits & costs Upside potential from continuing recovery and strong franchise

$ billions Operating results 1 Actual ROE for all periods, not over/under. 3Q03 EPS of $0.78, YTD EPS of $2.35 YTD ROE of 15% compared to 8% in YTD 02

YTD reduced risk concentrations Significant reduction in commercial credit risk Secondary loan sales and credit derivative hedging of $11BN Continued reduction in single name concentrations Loans (excluding FIN 46) down 15% to $77BN FIN 46 adds $11BN of (collateralized) conduit loans More diversified, smaller private equity portfolio

Nonperforming assets and credit costs Nonperforming Assets ($ in BN) Credit Costs ($ in MM, managed basis) Commercial Consumer Note: Y-Axix is set to 16.5. Update scale when updating data 12/31/2001 3.297 0.623 3.92 9/30/2002 4.895 0.647 5.542 12/31/2002 4.069 0.711 4.78 9/30/2003 2.966 0.716 3.682

$ in billions Investment Bank 1Actual ROE for all periods, not over/under.

Investment Bank trading revenue Nonclient 500 Client 950 Distribution over last 11 quarters Client/Nonclient Revenue - 11 quarter average ($ in millions) Client revenue at highest level since merger; steady and growing Nonclient revenue down from 2Q03, up from 3Q02 Average trading VAR up from 2Q03, down from 3Q02

Investment Bank fees and league table summary Source: Thomson Financial; arrow indicates ranking change vs. FY2002

$ in billions Chase Financial Services 1Actual ROE for all periods, not over/under.

Chase Home Finance revenue $ in millions Record origination volumes in 3Q but declining production revenue Relative to last year higher warehouse loans and NII Loss on hedge of pipeline and rate lock extensions No net gains from MSR hedging

Investment Mgmt & Private Banking Operating Earnings 3Q02 68 2Q03 67 3Q03 85 ROE 5% 5% 6% ROTE1 19% 20% 25% T&SS and IM&PB earnings ($ in millions) Strength in Treasury Services and Institutional Trust; Investor Services turning $50MM pretax gain on sale in 3Q02 Revenue growth, positive asset flows Pretax margin improvement to 18% Treasury & Securities Services Operating Earnings 3Q02 201 2Q03 126 3Q03 157 1Return on tangible equity OH 72% 81% 77% ROE 31% 18% 24%

JPMorgan Partners YTD close to 25% reduction in 3rd party funds Positive bottom line Turning around? Still slow pace of realizations, but lower writedowns $ in millions

Earnings and shareholder returns 9 month operating EPS of $2.35 up 81%; shareholder return up 48% Earnings reflect unusual market opportunities and costs Fixed income trading and securities gains; mortgage revenues High real estate and litigation costs Negative commercial credit costs Potential earnings and shareholder upside Equity market and corporate finance rebound impacting wholesale businesses and JPMP Stable growth in retail businesses Revaluation

Summary Significant improvement in performance from last year Delivering value to clients Consistent execution

This presentation contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase's management and are subject to significant risks and uncertainties. These risks and uncertainties could cause our results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties are described in our Quarterly Report on Form 10-Q for the quarters ended June 30, 2003 and March 31, 2003 and in the 2002 Annual Report on Form 10-K, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov), to which reference is hereby made.